Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LANTHEUS HOLDINGS, INC.

Lantheus Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 30, 2007 under the name ACP Lantern Holdings, Inc., and the Corporation amended and restated its Certificate of Incorporation on December 10, 2012, further amended its amended and restated Certificate of Incorporation on June 24, 2014, amended and restated that amended and restated Certificate of Incorporation on June 25, 2015, and amended and restated that amended and restated Certificate of Incorporation on April 26, 2018 (as amended to date, the “Amended and Restated Certificate of Incorporation”).

SECOND. The Board of Directors of the Corporation (the “Board of Directors”) adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, and the stockholders of the Corporation have duly approved the amendment to the Amended and Restated Certificate of Incorporation.

THIRD. Pursuant to Sections 242 and 245 of the DGCL, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation by deleting Sections 5.3 and 5.4 of Article V and substituting therefor new Sections 5.3 and 5.4 of Article V as follows:

“5.3 Classification. Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, until the Corporation’s annual meeting of stockholders in 2029, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Directors serving on the respective class of directors whose terms expire at the Corporation’s annual meeting of stockholders in 2027 shall be elected to hold office until the Corporation’s annual meeting of stockholders in 2029, and directors serving on the respective class of directors whose terms expire at the Corporation’s annual meeting of stockholders in 2028 shall be elected to hold office until the Corporation’s annual meeting of stockholders in 2029, and in each case until his or her respective successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement or removal. For so long as the Board of Directors is classified, if the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Commencing with the annual meeting of stockholders held in 2029, subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, all of the directors of the Corporation shall be elected at the annual meeting of stockholders, with each director so elected to hold office until the Corporation’s annual meeting of stockholders in the following year and until his or her respective successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement or removal.

5.4 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, for so long as the Board of Directors is classified, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; thereafter, any director or the entire Board of Directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at the election of directors, voting together as a single class. For purposes of this Section 5.4, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.”

FOURTH. Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed on its behalf this 30th day of April, 2026.

LANTHEUS HOLDINGS, INC.

By:	/s/ Eric M. Green
Name: Eric M. Green
Title: Assistant Secretary